UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _____)
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☐    Definitive Proxy Statement
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☐    Soliciting Material Pursuant to §240.14a-12
ROYAL BANCSHARES OF PENNSYLVANIA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD JANUARY ___, 2009
TO THE SHAREHOLDERS OF ROYAL BANCSHARES OF PENNSYLVANIA, INC.:
     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Royal Bancshares of Pennsylvania, Inc., a Pennsylvania corporation (“Royal”), will be held at      A.M. (Eastern Time) on                     , January ___, 2009, at                                         , Pennsylvania for the following purposes:
1.	to consider and vote upon the proposal to amend our articles of incorporation to authorize the issuance of up to 500,000 shares of preferred stock;

2.	to consider and vote upon the proposal to amend our articles of incorporation to increase the number of authorized shares of Class A common stock from 18 million to 20 million;

3.	to grant management the authority to adjourn, postpone or continue the Special Meeting; and

4.	to transact such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.
     In accordance with our bylaws and an action of the Board of Directors, only those shareholders of record at the close of business on                     , January ___, 2009, will be entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.
     The Board of Directors recommends that shareholders vote “FOR” the proposal to amend our articles of incorporation to authorize preferred stock, “FOR” the proposal to increase the number of shares of Class A common stock, and “FOR” the proposal to grant management the authority to adjourn, postpone or continue the Special Meeting.
     Your vote is important regardless of the number of shares that you own. To ensure that your vote is recorded promptly, please vote as soon as possible. If you are shareholder of record, please submit your vote either by mail or in person at the meeting. Giving your proxy by mail does not affect your right to vote in person if you attend the Special Meeting. If your shares are held in “street name,” that is held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ George J. McDonough George J. McDonough, Secretary
January __ , 2009

TABLE OF CONTENTS

PROXY STATEMENT
GENERAL
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
PROPOSAL NO. 1
PROPOSAL NO. 2
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL NO. 3
FORWARD LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION INCORPORATED BY REFERENCE
APPENDIX A

PROXY STATEMENT

Dated and to be mailed January ___, 2009
ROYAL BANCSHARES OF PENNSYLVANIA, INC.
732 Montgomery Avenue
Narberth, Pennsylvania 19072
(610) 668-4700
GENERAL
     This statement is furnished by the Board of Directors of Royal Bancshares of Pennsylvania, Inc., a Pennsylvania corporation (“Royal”), for a special meeting of shareholders to be held at      A.M. (Eastern Time) on                     , January ___, 2009, and at any adjournments thereof. The purpose of the Special Meeting and the matters to be acted upon are set forth in the accompanying Notice of Special Meeting of Shareholders. It is expected that the Notice of Special Meeting, Proxy Statement and form of proxy will first be mailed to shareholders as of the Record Date on or about January ___, 2009.
     If your shares are held in “street name,” that is held for your account by a broker or other nominee, you will receive a proxy card from your broker seeking instructions as to how your shares should be voted.
     The close of business on                     , January ___, 2009 has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting. On the Record Date, Royal had                                          shares of Class A common stock, $2.00 par value per share, issued and outstanding, and                      shares of Class B common stock, $0.10 par value per share, issued and outstanding. At the Special Meeting, each share of Class A common stock is entitled to one vote, and each share of Class B common stock is entitled to ten votes.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
Q.	Why is Royal holding a Special Meeting?
A.	On October 14, 2008, the U.S. government announced a series of initiatives intended to strengthen market stability, improve the strength of financial institutions, and enhance market liquidity According to federal banking regulators, these programs are intended to provide fresh capital and liquidity to, among other things, foster new lending. As part of this overall initiative, the U.S. Department of Treasury announced a voluntary Capital Purchase Program to encourage U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and support the U.S. economy. Under Treasury’s Capital Purchase Program, eligible financial institutions, such as Royal, will be able to sell equity interests in the form of preferred stock to the U.S. Treasury on attractive financial terms in amounts equal to one percent to three percent of the institution’s risk-weighted assets. The preferred stock will constitute Tier 1 capital for the eligible institution. Also, participating institutions must also issue a stock purchase warrant to Treasury, for no additional consideration, to purchase a number of shares of common stock having a market price equal to fifteen percent of the aggregate amount of the preferred stock investment, subject to reduction as described below in this Proxy Statement. Although Royal is presently well-capitalized, management believes it is advisable to take advantage of the opportunities offered by the Treasury Capital Purchase Program. Because we do not presently have preferred stock authorized in our articles of incorporation, it is necessary for us to amend our articles of incorporation to add preferred stock. We are also proposing to amend our articles of incorporation to increase the number of shares of Class A common stock from 18 million to 20 million. For additional information, see “Proposal No. 1—Amendment to Articles of Incorporation to Authorize 500,000 Shares of Preferred Stock” and “Proposal No. 2—Amendment to Articles of Incorporation to Increase the Number of Authorized Shares of Class A Common Stock from 18 Million to 20 Million.”
Q.	What am I voting on?
A.	You are voting:
•	To approve an amendment to our articles of incorporation authorizing the issuance of up to 500,000 shares of preferred stock;

•	To approve an amendment to our articles of incorporation to increase the number of authorized shares of Class A common stock from 18 million to 20 million (the amendments to our articles of incorporation collectively are referred to as the “amendments” or individually as an “amendment”); and

•	To grant management the authority to adjourn, postpone or continue the Special Meeting.
Q.	How does the Board of Directors recommend that I vote my shares?
A.	The Board of Directors recommends that you vote your shares:
•	“FOR” ratification of the amendment to our articles of incorporation authorizing the issuance of up to 500,000 shares of preferred stock;

•	“FOR” ratification of the amendment to our articles of incorporation to increase the number of authorized shares of Class A common stock from 18 million to 20 million; and

•	“FOR” granting management the authority to adjourn, postpone or continue the Special Meeting.
Q.	Has Royal filed an application for participation in the Treasury’s Capital Purchase program and, if so, what is the status of that application?

A.	Royal has filed an application with Treasury for participation in Treasury’s Capital purchase Program and Royal has been notified that its application has received preliminary approval from Treasury. Based on this preliminary approval, the Treasury will make an investment of approximately $30.4 million in Royal senior preferred stock and receive warrants to purchase approximately 1.1 million shares of common stock (based on a purchase price of $4.09 per share). Closing for the issuance of the preferred stock is subject to satisfaction of certain conditions, including final approval by Treasury and approval by Royal’s shareholders at this Special Meeting of amendments to Royal’s articles of incorporation.

Q.	If Royal participates in Treasury’s Capital Purchase Program, how will it use any proceeds received from an investment in Royal by Treasury?

A.	In the event that shareholders approve the amendments to our articles of incorporation and we participate in the Capital Purchase Program, based on Treasury’s preliminary approval of our application, at the maximum permitted investment level (3% of an institution’s risk-weighted assets), we would receive approximately $30.4 million in gross proceeds. As a result of the economic downturn since mid-2007 coupled with the recent collapse of certain financial institutions, Royal has experienced a weakening in performance of real estate related loans and impairment losses on investment securities related to the financial crisis. Although Royal remains well capitalized because of its historically high capital levels, Royal would expect to use the proceeds from any investment pursuant to the Program principally to bolster its balance sheet to support continued lending in its markets on competitive terms (through new extensions of credit as well as by offsetting losses on existing loans), including small business lending. Royal also expects that proceeds from an investment under the Program would permit the restructuring or sale of impaired or otherwise troubled assets, including loans and investment securities.

Q.	If Royal participates in Treasury’s Capital Purchase Program, how will my rights as a holder of common stock be affected?

A.	In the event that shareholders approve the amendments to our articles of incorporation and we participate in the Capital Purchase Program, Treasury would purchase up to approximately 30,000 shares of a new class of preferred stock. The preferred stock issued to Treasury would not be entitled to voting rights except in limited circumstances on matters which may adversely affect the preferred stock. For a period of three years after an investment by Treasury (unless the preferred stock has been redeemed or transferred prior to that time), we would not be permitted, without the consent of Treasury, to repurchase any shares of common stock or increase the quarterly dividend rate on the common stock above the amount of the last quarterly dividend declared or announced prior to October 14, 2008. Because we are not currently paying a dividend, if we participate in the Program, we would need to obtain the approval of Treasury to begin paying additional cash dividends. In addition, the preferred shares issued to Treasury would be entitled to a fixed liquidation preference of $1,000 per share. This means that in the event that we were to voluntarily or involuntarily liquidate, dissolve or wind up our affairs, Treasury would receive its per share liquidation preference (approximately $30.4 million), plus any accrued and unpaid dividends on the preferred stock, out of assets available for distribution to shareholders before any distribution is made to holders of Class A and Class B common stock. If dividends on the preferred stock are not paid for six quarterly dividend periods, Treasury would have the right to elect two directors to serve until all dividends have been paid for all dividend periods. We would also issue a stock purchase warrant to Treasury which expires ten years from the issue date, for no additional consideration, to purchase a number of shares of common stock having a market price equal to fifteen percent of the aggregate amount of the preferred stock investment, subject to reduction as described below in this Proxy Statement. For additional information, see “Proposal No. 1—Amendment to Articles of Incorporation to Authorize 500,000 shares of Preferred Stock—Certain Effects of Preferred Stock Issuance Upon Holders of Class A and Class B Common Stock.”

Q.	Who is entitled to vote?

A.	Shareholders of record as of the close of business on the Record Date.

Q.	How many votes do I have?

A.	Each share of Class A common stock held by you as of the Record Date entitles you to one vote, and each share of Class B common stock held by you as of the Record Date entitles you to ten votes.

Q.	How do I vote?

A.	You may vote by completing and returning the enclosed proxy card or by voting in person at the meeting.

Voting by Proxy. You may vote by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on a particular proposal, your proxy will be voted in favor of that proposal. However, no proxy that is specifically marked AGAINST either proposal to amend the articles of incorporation will be voted in favor of the adjournment, postponement or continuation proposal, unless it is specifically marked FOR the discretionary authority to adjourn, postpone or continue the Special Meeting to a later date.

ON YOUR PROXY CARD:
•	Mark your selections;

•	Date and sign your name exactly as it appears on your card; and

•	Mail to , in the enclosed return envelope.
Voting in person. If you attend the meeting, you may deliver your completed proxy card in person or may vote by completing a ballot which will be available at the meeting.
Q.	Can I revoke my proxy and change my vote after I have returned my proxy card?

A.	You may revoke your proxy at any time before it is exercised by either:
•	Submitting to the Secretary a written notice of revocation or a subsequently executed proxy card; or

•	Attending the meeting and voting in person.
Q.	What constitutes a quorum for a Special Meeting?

A.	As of the Record Date, shares of Class A common stock were issued and outstanding, each of which will be entitled to one vote at the Special Meeting, and shares of Class B common stock were issued and outstanding, each of which will be entitled to ten votes at the Special Meeting. A majority of the outstanding shares entitled to vote, present or represented by proxy, constitutes a quorum. If you vote by proxy, your shares will be included for determining the presence of a quorum. Both abstentions and “broker non-votes” are also included for purposes of determining the presence of a quorum. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote such shares.

Q.	Assuming the presence of a quorum, what is the vote required to approve the matters to be considered at the Special Meeting?

A.	The affirmative vote of a majority of all votes cast, in person and by proxy, at the Special Meeting is required to approve the matter to be considered at this meeting. Under Pennsylvania law, abstentions and broker non-votes are not considered votes cast and, accordingly, will not affect the outcome of any of the matters being voted on at this meeting. If Proposal No. 1 is approved, the articles of incorporation will be amended to authorize the issuance of preferred stock. If Proposal No. 2 is approved, the articles of incorporation will be amended to increase the number of authorized shares of Class A common stock. Approval of Proposal No. 1 is not dependent on approval of Proposal No. 2 and vice versa.

Q.	Who will bear the cost of soliciting votes for the Special Meeting?

A.	Royal will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q.	What happens if additional proposals are presented at the Special Meeting?

A.	Other than the proposals described in this proxy statement, management does not expect any matters to be presented for a vote at the Special Meeting. If you grant a proxy, the persons named as proxy holder, either James J. McSwiggan, Jr. or George J. McDonough, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Special Meeting.

PROPOSAL NO. 1
AMENDMENT TO ARTICLES OF INCORPORATION
TO AUTHORIZE 500,000 SHARES OF PREFERRED STOCK
     Our articles of incorporation, as currently in effect, provides that we are authorized to issue up to 21,000,000 shares of capital stock consisting of 18,000,000 shares of Class A common stock, par value $2.00 per share, and 3,000,000 shares of Class B common stock, par value $0.10 per share. At December 31, 2008, we had issued and outstanding                      shares of Class A common stock and                      shares of Class B common stock.
     On November 4, 2008, our Board of Directors authorized an amendment to Article 4 of the articles of incorporation and to Paragraph 4 of the additional articles of incorporation to authorize the issuance of up to 500,000 shares of preferred stock (the “Preferred Stock Amendment”) and has recommended that our shareholders approve the Preferred Stock Amendment. Shareholders are being asked to approve at the Special Meeting such amendment to the articles of incorporation. The full text of the proposed amendments are attached as Appendix A to this Proxy Statement, and this discussion is qualified in its entirety by reference to Appendix A.
Purpose and Background
     Our articles of incorporation do not presently authorize the issuance of shares other than common stock. Our Board of Directors has unanimously approved a resolution amending the articles of incorporation to authorize the issuance of up to 500,000 shares of preferred stock, commonly referred to as “blank check” preferred because the Board of Directors has discretion to designate one or more series of the preferred stock with the rights, privileges and preferences of each series to be fixed by the Board of Directors from time to time.
     The Board’s primary objective in establishing a class of “blank check” preferred stock is to provide maximum flexibility with respect to future financing transactions, including being able to participate in the Capital Purchase Program recently established by the Treasury. Under this program, the capital eligible for purchase by the Treasury is cumulative perpetual preferred stock, with a liquidation preference of at least $1,000 per share.
     Also, “blank check” preferred stock is commonly authorized by publicly traded companies and is frequently used as a preferred means of raising capital and making acquisitions. In some circumstances, companies have been required to utilize senior classes of securities to raise capital, with the terms of those securities being highly negotiated and tailored to meet the needs of both investors and issuing companies. Such senior securities typically include liquidation and dividend preferences, protections, conversion privileges and other rights not found in common stock.
     We presently lack the authority to issue preferred stock and, accordingly, would not be eligible to participate in the Treasury’s Capital Purchase Program, and we believe that our lack of authorized preferred stock could be a competitive disadvantage for us, especially given the current financial environment. As a result, we would continue to be limited to issuing common stock or debt securities to raise capital. By authorizing a class of “blank check” preferred stock, we would increase our flexibility in structuring transactions.
     If the articles of incorporation are amended to authorize the issuance of “blank check” preferred stock, the Board would have discretion to establish series of preferred stock and the rights and privileges of each series so established, and the holders of our common stock would have no input or right to approve the terms of any such series. This includes the issuance of cumulative perpetual preferred stock to the Treasury if we participate in the Treasury’s Capital Purchase Program. If approved, the amendment will be effective upon the filing of the amendment to the articles of incorporation with the Secretary of State of the Commonwealth of Pennsylvania promptly after the Special Meeting.

     We have no present agreement to issue any “blank check” preferred stock and, other than the preferred stock contemplated under the Treasury’s Capital Purchase Program, have no present intention of doing so.
Senior Cumulative Preferred Stock Under the Treasury Program
     If we participate in the Treasury’s Capital Purchase Program, the Treasury would purchase from us cumulative perpetual preferred stock, with a liquidation preference of at least $ 1,000 per share. These shares would be senior to our common stock and would pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of the original investment and thereafter at a rate of 9% per annum (the “Senior Preferred Shares”). Dividends would be payable quarterly in arrears on the fifteenth day of February, May, August, and November of each year.
     Under the Capital Purchase Program, the Senior Preferred Shares would be non-voting shares, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred Shares; (ii) any amendment to the rights of the Senior Preferred Shares, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred Shares. If the dividends described above were not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred shareholders would have the right to elect two directors. The right to elect directors would then cease when dividends have been paid in full for four consecutive dividend periods. The Senior Preferred Shares are not convertible into shares of either Class A or Class B common stock.
     The redemption or repurchase of the Senior Preferred Shares by us would be subject to the provisions of the Capital Purchase Program. As long as the Senior Preferred Shares were outstanding, we would not be able to declare or pay dividends on any shares of Class A or Class B common stock or any preferred shares ranking pari passu with the Senior Preferred Shares, unless all dividends on the Senior Preferred Shares have been paid in full. Furthermore, unless the Senior Preferred Shares are transferred or redeemed, until the third anniversary of the Treasury’s investment, any increase in the Class A or Class B common stock dividends would be prohibited without the prior approval of the Treasury.
     Under the Treasury’s Capital Purchase Program, eligible institutions can generally apply to issue preferred stock to the Treasury in aggregate amounts between 1% and 3% of the institution’s risk-weighted assets. In the case of Royal, based on Treasury’s preliminary approval, we would receive an investment by the Treasury of approximately $30.4 million. If shareholders approve the proposal to amend the articles of incorporation under this Proposal No. 1 and based on the preliminary approval by Treasury of our application, Royal would issue approximately 30,000 Senior Preferred Shares to Treasury. Under the Capital Purchase Program, any Senior Preferred Shares issued to Treasury would constitute Tier 1 capital for bank regulatory purposes.
     As a result of the economic downturn since mid-2007 coupled with the recent collapse of certain financial institutions, Royal has experienced a weakening in performance of real estate related loans and impairment losses on investment securities related to the financial crisis. Although Royal remains well capitalized because of its historically high capital levels, Royal would expect to use the proceeds from any investment by Treasury principally to bolster its balance sheet to support continued lending in its markets on competitive terms (through new extensions of credit as well as by offsetting losses on existing loans), including small business lending. Royal also expects that proceeds from an investment under the Program would permit the restructuring or sale of impaired or otherwise troubled assets, including loans and investment securities.
     If we participate in the Treasury’s Capital Purchase Program, we must adopt the Treasury’s standards for executive compensation and corporate governance for the period during which Treasury holds any equity issued under the Program. These standards generally apply to the chief executive officer, chief financial officer, plus the next three most highly compensated executive officers. Participating institutions must meet certain standards, including: (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks; (2) requiring a clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) prohibiting certain severance payments to a senior executive, generally referred to as “golden parachute” payments, above specified amounts; and (4) agreeing not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive. We intend to modify any contracts or plans to which any of the covered executive officers are parties or participants to the extent necessary to comply with the Treasury’s standards for executive compensation. The covered executive officers have indicated their willingness to enter into such modifications.
     Upon the request of Treasury, we will be required to file, at our expense, a shelf registration statement covering the Senior Preferred Shares and take all action required to cause such shelf registration statement to be declared effective. We will also grant to the Treasury piggyback registration rights for the Senior Preferred Shares and will take such other steps as may be reasonably requested to facilitate the transfer of the Senior Preferred Shares including, if requested by the Treasury, using reasonable efforts to list the Senior Preferred Shares on a national securities exchange. If requested by the Treasury, we will appoint a depositary to hold the Senior Preferred Shares and issue depositary shares.
     Institutions participating in the Treasury’s Capital Purchase Program must also issue a stock purchase warrant to Treasury, for no additional consideration, to purchase a number of shares of Class A common stock having a market price equal to 15% of aggregate amount of the preferred stock investment, subject to reduction as described below. The initial exercise price for the warrant, and the market price for determining the number of shares of common stock subject to the warrant, will be determined by reference to the market price of the common stock on the date of the investment by Treasury in the preferred stock (calculated on a 20-day trailing average), subject to customary anti-dilution adjustments. The warrant will have a ten year term and be immediately transferable. Treasury may only transfer or exercise an aggregate of one half of the warrant prior to the earlier of (i) the date on which we have received aggregate gross proceeds of not less than 100% of the issue price of the Senior Preferred Shares from one or more cash sales of our common stock or other qualifying equity securities and (ii) December 31, 2009. If we receive aggregate cash proceeds of not less than 100% of the issue price of the Senior Preferred Shares from one or more offerings of our common stock or other qualifying equity securities on or prior to December 31, 2009, the number of shares of common stock issuable pursuant to Treasury’s exercise of its warrant will be reduced by one half of the original number of shares, taking into account all adjustments, underlying such warrant. We may be required to file a shelf registration statement covering the warrant and the common stock underlying the warrant as promptly as practicable after the date of issue and, if necessary, must take all action required to cause such shelf registration statement to be declared effective as soon as possible. We will also be required to grant to the Treasury piggyback registration rights for the warrant and the common stock underlying the warrant and take such other steps as may be reasonably requested to facilitate the transfer of the warrant and the common stock underlying the warrant. We will also apply for the listing of the common stock underlying the warrant on any national exchange on which our common stock is traded and will take such other steps as may be reasonably requested to facilitate the transfer of the warrant or the common stock.
     Treasury has agreed not to exercise any voting rights with respect to shares of common stock issued to it upon the exercise of the warrant.
     Although our application to participate has received preliminary approval from Treasury, there can be no assurance that Treasury will grant final approval for our participation in the Program or that we will close on the sale of the Senior Preferred Shares. Although we have no present intention to issue any shares of preferred stock other than the Senior Preferred Shares, we may or may not also decide to issue preferred stock whether or not we participate in Treasury’s Capital Purchase Program. Accordingly, there can be no assurances that any preferred stock will ever be issued by us and, if any is, what its terms will be.
     Royal is well capitalized under applicable bank regulatory guidelines at September 30, 2008 and management believes that existing sources of liquidity are presently adequate. Accordingly, failure to close on the sale of the Senior Preferred Shares will not have any immediate material adverse effect on our liquidity, capital resources or results of operations at the present time. We may, however, seek additional capital at some point in the future to support our operations. If we seek additional capital after a denial of its application to participate in the Capital Purchase Program, such other sources of capital may be at a higher overall cost or contain other terms or features not as favorable as those applicable under the Capital Purchase Program.
Certain Effects of Preferred Stock Issuance Upon Holders of Class A and Class B Common Stock
     If the articles of incorporation are amended to authorize the issuance of preferred stock, the board of directors will have the authority to establish series of preferred stock and the rights and privileges of each series so established, including establishing the number of shares constituting a series, dividend rights (including preferential rights to dividends), voting rights, conversion or exchange rights, redemption rights, sinking fund provisions, and rights in the event of voluntary or involuntary liquidation or dissolution (including preferential rights to payments in the event of dissolution or liquidation).
     With respect to the Treasury’s Capital Purchase Program, the Senior Preferred Shares and related equity interests issuable to Treasury would have the following significant effects on holders of Class A and Class B common stock:
     Restrictions on Class A and Class B Common Stock Dividends. So long as any Senior Preferred Shares are outstanding, no dividends may be declared or paid on shares of Class A and Class B common stock unless all accrued and unpaid dividends for all past dividend periods on the Senior Preferred Shares are fully paid. In addition, for a period of three years from the date of the investment by Treasury (unless the Senior Preferred Shares have been redeemed prior to that time or Treasury has transferred all of the Senior Preferred Shares to a third party prior to that time), Treasury’s consent would be required to recommence the payment of quarterly dividends on our common stock.
     Restrictions on Class A and Class B Common Stock Repurchases. Subject to certain exceptions, until the third anniversary date of the investment by Treasury in the Senior Preferred Shares (unless the Senior Preferred Shares have been redeemed prior to that time or Treasury has transferred all of the Senior Preferred Shares to a third party prior to that time), we may not redeem any shares of Class A or Class B common stock, other capital stock, trust preferred securities or equity securities other than the Senior Preferred Shares unless we obtain the consent of Treasury.
     Liquidation Preference of Senior Preferred Shares. Under the Treasury’s Capital Purchase Program, the Senior Preferred Shares would have a liquidation preference of $1,000 per share. This means that, in the event that we were to voluntarily or involuntarily liquidate, dissolve or wind up its affairs, Treasury would receive a fixed liquidation preference of $1,000 per share ($30.4 million based on the preliminary approval by Treasury), plus any accrued and unpaid dividends, out of any assets available for distribution to shareholders before any distribution is made to holders of shares of Class A or Class B common stock or to any other shares ranking junior as to distributions to the Senior Preferred Shares.
     Voting Rights. The Senior Preferred Shares will not have voting rights, except for class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred Shares, (ii) any amendment that adversely affects the rights of the Senior Preferred Shares, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred Shares. In addition, if dividends on the Senior Preferred Shares are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred Shareholders will have the right to elect two directors. The right to elect two directors in the event of dividend non-payment will end when full dividends have been paid for all dividend periods. Under the Treasury Capital Purchase Program, Treasury would agree not to exercise voting power with respect to any shares of common stock issued to it upon exercise of the warrant.
     Potential Book Value Dilution. Because the preferential liquidation amount of the Senior Preferred Shares will equal its gross purchase price, the issuance of the Senior Preferred Shares will not change the net tangible book value per share of either Class A or Class B common stock, pro rating the proceeds of the investment by Treasury between the Senior Preferred Shares and Class A and Class B common stock on the basis of their relative net tangible book value per share. The net tangible book value per share of our common stock is determined by dividing its net tangible book value, which is total tangible assets less total liabilities, by the number of outstanding shares of common stock. Because the Senior Preferred Share’s claim on earnings is limited to a fixed amount, the net tangible book value per share of Class A or Class B common stock before the payment of any common stock distributions may increase or decrease in the future depending on whether or not earnings exceed the amount required to pay dividends due on the Senior Preferred Shares. As noted above, we will not be able to pay dividends on our common stock unless we have paid all dividends due on the Senior Preferred Shares.
     If we issue Senior Preferred Shares to Treasury, we will also have to issue to Treasury a stock purchase warrant to purchase shares of Class A common stock having an initial exercise price equal to the average closing price of our common stock for the 20 trading days ending on the last trading day prior to the date on which our application for participation in the Capital Purchase Program is approved by Treasury. The warrant will expire the earlier of when they are exercised or ten years from the date of issue. If the warrant is exercised at anytime when the exercise price is less than the tangible book value of the shares of common stock received, the exercise will be dilutive to the tangible book value of the then existing common shareholders. The amount of the dilution will depend on the number of shares of common stock issued on exercise of the warrant and the amount of the difference between the exercise price and the book value of the common shares.
Pro Forma Financial Information regarding Impact of the TARP Capital Purchase Program
     The unaudited pro forma condensed consolidated financial data set forth below has been derived by the application of pro forma adjustments to our historical financial statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The unaudited pro forma consolidated financial data gives effect to the events discussed below as if they had occurred on January 1, 2007 in the case of the statement of income data and September 30, 2008 in the case of the balance sheet data.
•	The issuance of approximately $30.4 million of approved proceeds of Senior Preferred Shares to Treasury under the Capital Purchase Program

•	The issuance of warrants to purchase 1.1 million shares of Royal Class A common stock assuming a purchase price of per share of $4.09 (trailing 20-day Royal average share price as of December 19, 2008)

•	The proceeds will be used partially to reduce short term borrowings and to also purchase securities consisting of federal agency mortgage-backed securities
     Unaudited pro forma consolidated balance sheet data, including selected line items from our balance sheet and selected capital ratios, as of September 30, 2008 have been presented. Also unaudited pro forma condensed consolidated financial statements for the year ended December 31, 2007 and the nine months ended September 30, 2008 are presented based upon the receipt of the approved proceeds from the sale of Senior Preferred Shares and the associated issuance of warrants under the Capital Purchase Program.
     The information included herein should be read in conjunction with our audited financials statements and the related notes as filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007 and our unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.
     The following unaudited pro forma consolidated financial data is not necessarily indicative of our financial position or results of operations that actually would have been attained had proceeds from the Capital Purchase Program been received, or if the issuance of the warrants pursuant to the Capital Purchase Program been made, at the dates indicated, and is not necessarily indicative of our financial position or results of operations that will be achieved in the future. In addition, as noted above, although our application to participate in the Capital Purchase Program has been initially approved by the Treasury, there can be no issuance that Treasury will grant final approval for our participation in the Program or that we will close on the sale of the Senior Preferred Shares.
     The following unaudited pro forma financial data has been included solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposal to amend our articles of incorporation. Future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in the Proxy Statement and those described under Item 1A of our Annual Report on Form 10- K for the year ended December 31, 2007 and in our other reports filed with the SEC.

Royal Bancshares of Pennsylvania, Inc.
Pro Forma Consolidated Balance Sheet Data and Capital Ratios
(In thousands)

	September 30, 2008
	Historical	As Approved (1)
	(unaudited)
Balance Sheet:
Total Assets (2)	$1,172,486	$1,187,893
Total Liabilities	$1,055,533	$1,040,533

Shareholders’ Equity
Preferred stock	$—	$27,557 (3)
Common stock	$22,900	$25,750 (3)
Surplus	$123,239	$123,239
Retained earnings	$(6,297)	$(6,297)
Accumulated other comprehensive loss	$(15,918)	$(15,918)
Treasury stock	$(6,971)	$(6,971)

Total shareholders’ equity	$116,953	$147,360

Capital Ratios:
Total risk-weighted capital to risk-weighted assets ratio	16.00%	18.94%
Tier 1 capital ratio	14.73%	17.67%
Leverage ratio	12.56%	14.93%
Tangible equity to tangible assets ratio	9.97%	12.41%

Regulatory Capital:
Risk Weighted Assets	$1,013,587	$1,016,668
Average Total Assets	$1,188,190	$1,203,597
Tier 1 Capital	$149,260	$179,667
Total Risk Based Capital	$162,138	$192,545

(1)	Pro forma impact assuming approved proceeds from the issuance of preferred stock (approximately $30.4 million).

(2)	Assumes that a portion of the proceeds are used initially to reduce short term borrowings, primarily brokered deposits up to $15.0 million and the remainder to purchase securities consisting of federal agency mortgage-backed securities yielding 4.25% based on market prices as of December 19, 2008.

(3)	The estimated proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding Royal’s common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 12%).

Royal Banchares of Pennsylvania, Inc.
Pro Forma Condensed Consolidated Statements of Income
Pro Forma Impact of Approved Proceeds
$30.4 million / Warrants for 1.1 million common shares
(In thousands, except per share data)

	Historical 12			Pro forma
	Months			12 Months
	Ended			Ended
	12/31/2007	Adjustments		12/31/2007
		(unaudited)
Net Interest Income	$37,863	$1,393	(1)	$39,256
Provision for losses on loans	13,026			13,026

Net interest income after provision for losses on loans	24,837	1,393		26,230

Non-interest income	12,888			12,888
Non-interest expense	40,032			40,032
Minority interest	(1,303)			(1,303)

(Loss) Income before taxes	(1,004)	1,393		389
Income taxes (benefit) expense	(1,568)	418	(2)	(1,150)

Net Income	$564	$975		$1,539
Less: Preferred Dividends	—	1,942	(3)	1,942

Income available to common stockholders	$564	$(967)		$(403)
Basic earnings per share available to common stockholders	$0.04	$(0.07)		$(0.03)
Diluted earnings per share available to common stockholders	$0.04	$(0.07)		$(0.03)
Weighted average shares outstanding
Basic	13,433			13,433
Diluted	13,447	896	(4)	14,343

(1)	Assumes that the approved Capital Purchase Program proceeds of $30.4 million are initially used to reduce short term borrowings ($15.0 million), primarily brokered deposits and the remainder ($15.4 million) to purchase securities consisting of federal agency mortgage-backed securities yielding 4.25% based on market prices as of December 19, 2008. The actual impact to net interest income would be different as Royal expects in the long term to utilize the proceeds primarily to support loan growth in its core banking business. However, the impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded and the actual pricing of any such loans.

(2)	Additional income tax expense is attributable to additional net interest income as described in Note 1.

(3)	Consists of dividends on preferred stock at a 5% annual rate ($1,520,350) as well as accretion on discount on preferred stock upon issuance ($422,024). The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (approximately 7%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock, and assumptions underlying the value of the warrants. The estimated proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding Royal’s common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 12%). The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

(4)	As described above, if we participate in the Capital Purchase Program, Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the closing date. This pro forma assumes that the warrants would give Treasury the option to purchase 1.1 million shares of Royal common stock. The pro forma adjustment shows the increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2007 at a strike price of $4.09 (based on the trailing 20 day Royal average share price as of December 19, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the warrants for the period presented. The strike price of $4.09 was compared to Royal’s quarterly average stock price during 2007 ($20.81).
Royal Banchares of Pennsylvania, Inc.
Pro Forma Condensed Consolidated Statements of Income
Pro Forma Impact of Approved Proceeds
$30.4 million / Warrants for 1.1 million common shares
(In thousands, except per share data)

	Historical 9			Pro forma
	Months			9 Months
	Ended			Ended
	9/30/2008	Adjustments		9/30/2008
	(unaudited)
Net Interest Income	$27,265	$1,044	(1)	$28,309
Provision for losses on loans	13,087			13,087

Net interest income after provision for losses on loans	14,178	1,044		15,222

Non-interest income	(10,279)			(10,279)
Non-interest expense	21,198			21,198
Minority interest	420			420

(Loss) Income before taxes	(17,719)	1,044		(16,675)
Income taxes (benefit) expense	(6,902)	313	(2)	(6,589)

Net (loss) income	$(10,817)	$731		$(10,086)
Less: Preferred Dividends	—	1,454	(3)	1,454

Income available to common stockholders	$(10,817)	$(723)		$(11,540)
Basic earnings per share available to common stockholders	$(0.81)	$(0.06)		$(0.87)
Diluted earnings per share available to common stockholders	$(0.81)	$(0.06)		$(0.83	) (5)
Weighted average shares outstanding
Basic	13,306			13,306
Diluted	13,306	663	(4)	13,969

(1)	Assumes that the approved Capital Purchase Program proceeds of $30.4 million are initially used to reduce short term borrowings ($15.0 million), primarily brokered deposits and the remainder to purchase securities ($15.4 million) consisting of federal agency mortgage-backed securities yielding 4.25% based on market prices as of December 19, 2008. The actual impact to net interest income would be different as Royal expects in the long term to utilize the proceeds primarily to support loan growth in its core banking business. However, the impact cannot be estimated at this time since it would vary based on the timing of when the loans are funded and the actual pricing of any such loans.

(2)	Additional income tax expense is attributable to additional net interest income as described in Note 1.

(3)	Consists of dividends on preferred stock at a 5% annual rate ($1,140,263) as well as accretion on discount on preferred stock upon issuance ($313,740). The discount is determined based on the value that is allocated to the warrants upon issuance. The discount is accreted back to par value on a constant effective yield method (approximately 7%) over a five year term, which is the expected life of the preferred stock upon issuance. The estimated accretion is based on a number of assumptions which are subject to change. These assumptions include the discount (market rate at issuance) rate on the preferred stock, and assumptions underlying the value of the warrants. The estimated proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock. The fair value of the warrants is determined under a Black-Scholes model. The model includes assumptions regarding Royal’s common stock price, dividend yield, stock price volatility, as well as assumptions regarding the risk-free interest rate. The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders. The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 12%). The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

(4)	As described above, if we participate in the Capital Purchase Program, Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the closing date. This pro forma assumes that the warrants would give Treasury the option to purchase 1.1 million shares of Royal common stock. The pro forma adjustment shows the increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2007 at a strike price of $4.09 (based on the trailing 20 day Royal average share price as of December 19, 2008) and remained outstanding for the entire period presented. The treasury stock method was utilized to determine dilution of the warrants for the period presented. The strike price of $4.09 was compared to Royal’s quarterly average stock price during 2008 through September 30, 2008 ($10.08).

(5)	The effects of securities or other contracts to issue common stock are excluded from the computation of diluted earnings per share in periods in which the effect would be anti-dilutive. For the nine months ended September 30, 2008, options to purchase shares were anti-dilutive. Accordingly, these anti-dilutive options were excluded in determining diluted loss per common share.
Vote Required and Board of Director’s Recommendation
     The affirmative vote of a majority of all votes cast, in person or by proxy, is required for approval of this proposal. Under Pennsylvania law, abstentions and broker non-votes, if any, will have no effect on determining whether the Proposal has received the requisite number of affirmative votes.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
APPROVAL OF THE PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION
TO AUTHORIZE THE ISSUANCE OF PREFERRED STOCK.

PROPOSAL NO. 2
AMENDMENT TO ARTICLES OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES
OF CLASS A COMMON STOCK FROM 18 MILLION TO 20 MILLION
     On November 4, 2008, our Board of Directors authorized an amendment to Article 4 of the articles of incorporation and to Paragraph 4 of the additional articles of incorporation to increase the number of authorized shares of Class A common stock from 18 million to 20 million (the “Common Stock Amendment”) and has recommended that our shareholders approve the Common Stock Amendment. Shareholders are being asked to approve at the Special Meeting such amendment to the articles of incorporation. The full text of the proposed amendments are attached as Appendix A to this Proxy Statement, and this discussion is qualified in its entirety by reference to Appendix A.
     As indicated in the discussion of Proposal 1, institutions participating in the Treasury’s Capital Purchase Program must also issue a stock purchase warrant to Treasury, for no additional consideration, to purchase a number of shares of common stock having a market price equal to 15% of aggregate amount of the preferred stock investment. In Royal’s case, assuming an investment by Treasury at the maximum level and assuming an exercise price of the warrants of $4.09 (based on the closing sale prices of the Class A common stock for the 20 trading days ended December 19, 2008), Royal would be required to issue a stock purchase warrant to Treasury for approximately 1.1 million shares of Class A Common Stock. Based on the number of shares of Class A common stock outstanding and the number of shares of Class A common stock reserved for issuance under Royal’s existing employee benefit plans, there would be approximately ___ shares of Class A common stock available for issuance after giving effect to the issuance of the stock purchase warrant to Treasury at the maximum investment level. The Board of Directors believes that having the authority to issue additional shares of Class A common stock in the future will avoid the possible delay and significant expense of calling and holding an additional special meeting of shareholders to increase the authorized shares of Class A common stock at a later date in the event it becomes desirable to issue additional shares for corporate purposes.
     If Proposal No. 2 is approved, the additional authorized shares of Class A common stock may be issued for such consideration, cash or otherwise, at such times and in such amounts as the Board of Directors may determine without further shareholder approval, except to the extent that shareholder approval is required by applicable laws, rules or regulations. Because our Class A common stock is traded on the Nasdaq Global Market, shareholder approval must be obtained, under applicable Nasdaq rules, prior to the issuance of shares for certain purposes, including the issuance of greater than 20% of our then outstanding shares of Class A common stock in connection with a private financing or an acquisition or merger.
     The authorization of additional shares of Class A common stock will not, by itself, have any effect on the rights of our present shareholders. The additional two million shares of Class A common stock to be authorized will be a part of the existing Class A common stock and, if and when issued, would have the same rights and privileges as the shares of Class A common stock presently issued and outstanding. Class A shareholders do not have preemptive rights to subscribe for or purchase additional shares of Class A common stock. Accordingly, the issuance of additional shares of Class A common stock for corporate purposes other than a stock split or stock dividend could have a dilutive effect on the ownership and voting rights of Class A shareholders at the time of issuance.
     If Proposal No. 2 is approved, the number of authorized shares of Class A common stock will be increased and the Board of Directors will have the right to issue, without further shareholder approval, an additional two million shares of Class A common stock. If approved, the amendment will be effective upon the filing of the amendment to the Articles of Incorporation with the Secretary of State of the Commonwealth of Pennsylvania promptly after the Special Meeting.

     The affirmative vote of a majority of all votes cast, in person or by proxy, is required for approval of this proposal. Under Pennsylvania law, abstentions and broker non-votes, if any, will have no effect on determining whether the Proposal has received the requisite number of affirmative votes.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
APPROVAL OF THE PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION
TO INCREASE THE NUMBER OF AUTHORIZED SHARES
OF CLASS A COMMON STOCK FROM 18 MILLION TO 20 MILLION.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Principal Shareholders
     The following table shows as of December 31, 2008, the amount of outstanding common stock beneficially owned by each shareholder (including any “group” as the term is used in Section 3(d)(3) of the Securities Exchange Act of 1934) known by the Corporation to be the beneficial owner of more than 5% of such stock. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to ten votes per share and may be converted into shares of Class A common stock at the current rate of 1.15 shares of Class A common stock for each share of Class B common stock. Beneficial ownership is determined in accordance with applicable regulations of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. For purposes of the table set forth below and the table following “Information about Nominees, Continuing Directors and Executive Officers,” beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares that the individual has the right to acquire within 60 days of December 31, 2008. In addition, a person is deemed to beneficially own any stock for which he, directly or indirectly, through any contact, arrangement, understanding, relationship or otherwise has or shares voting or investment power.
     Unless otherwise indicated in a footnote, shares reported in this table are owned directly by the reporting person. The percent of class assumes all options exercisable within 60 days of December 31, 2008, have been exercised and, therefore, on a pro forma basis,                      shares of Class A common stock would be outstanding, net of treasury stock.

Name and Address of	Shares Beneficially	Percent
Beneficial Owner	Owned	Of Class
Daniel M. Tabas, Trust (1)	(Class A)	%
915 Montgomery Avenue	(Class B)	%
Narberth, PA 19072

Evelyn R. Tabas (2) (3)	(Class A)	%
915 Montgomery Avenue	(Class B)	%
Narberth, PA 19072

Lee Evan Tabas(4)	1,086,115 (Class A)	%
355 W. Lancaster Avenue	0 (Class B)	0.00%
Bryn Mawr, PA 19041

Richard Tabas (5)	0 (Class A)	0.00%
1443 Lanes End	(Class B)	%
Villanova, PA 19085

(1)	The trustees for the Daniel M. Tabas Trust are, Robert R. Tabas, Linda Tabas Stempel and Nicholas Randazzo, who as a group have voting rights and dispositive control of these shares.

(2)	The shares beneficially owned by Evelyn R. Tabas consist of: (a) ___ shares of Class A common stock owned and voted solely by Evelyn R. Tabas and ___ options currently exercisable to purchase shares of Class A common stock; (b) ___ Class A and ___ Class B shares in the Lee Evan Tabas Trust; (c) ___ Class A and ___ Class B shares in the Susan Tepper Tabas Trust; (d) ___ Class A and ___ Class B shares in the Linda Stempel Tabas Trust; (e) ___ Class A and ___ Class B shares in the Joanne Tabas Wurzak Trust; (f) ___ Class A and ___ Class B shares in the Carol Tabas Stofman Trust; (g) ___ Class A and ___ Class B shares in the Robert R. Tabas Trust. Evelyn R. Tabas shares voting and dispositive control over the shares held in these trusts with James McSwiggan and Nicholas Randazzo.

(3)	Evelyn R. Tabas has sole power to vote and dispose of ___ shares of Class A common stock and ___ shares Class B common stock from numerous trusts for the Tabas grandchildren.

(4)	Based on a Schedule 13D filing on November 26, 2008, the shares beneficially owned by Lee Evan Tabas consist of: (a) 604,995 shares acquired pursuant to the 2008 Irrevocable Agreement of Trust for the Family of Lee E. Tabas from Evelyn R. Tabas of which he has sole voting power and dispositive power subject to the terms of the trust agreement; (b) 5,177 shares held by his wife, Nancy Freeman Tabas in her name over which she holds voting and dispositive power; (c) 283,461 shares held by Lee Evan Tabas and Nancy Freeman Tabas as joint tenants in common; and (d) 192,482 shares owned collectively by the Samuel Bradford Tabas Trust, the Elizabeth Rebecca Tabas Trust, the Theodore Herschel Tabas Trust, and the Melissa Tamara Tabas Trust. Samuel, Elizabeth, Theodore, and Melissa are the adult children of Lee and Nancy Tabas. Lee and Nancy Tabas share voting and dispositive power over the shares they hold jointly and for the shares held in the trusts in the names of their adult children. Lee Tabas disclaims beneficial interest in, and therefore the amount in the table above does not include, ___ Class A and ___ Class B shares held in the Lee Evan Tabas Trust since he does not have voting or dispositive power over the shares.

(5)	Includes ___ shares of Class B stock held in the name Richard Tabas Custodian for Charles Richard Tabas.
Directors and Executive Officers
     Information concerning the directors and executive officers is set forth below, including the number of shares of common stock of the Corporation beneficially owned, as of December 31, 2008, by each of them. The table includes options exercisable within 60 days of December 31, 2008, stock options unexercised but currently exercisable, and stock beneficially owned. Unless otherwise indicated in a footnote, shares, reported in this table are owned directly by the reporting person, such person holds sole voting and investment power with respect to such shares. The percent of class assumes all options exercisable within 60 days of December 31, 2008, have been exercised and, therefore, on a pro forma basis,                      shares of Class A common Stock would be outstanding. The information is furnished as of December 31, 2008, on which                      Class A shares (exclusive of                      treasury shares) and                      Class B shares were issued and outstanding.

	Shares	Percent
	Beneficially	of
Name	Owned	Stock
Edward F. Bradley (1)	(A)%
Joseph P. Campbell	(A)%
Carl M. Cousins	(A)%
Samuel Goldstein	(A)%
Robert A. Kuehl (2)	(A)%
James J. McSwiggan (3)	(A)%
Anthony J. Micale	(A)%

	Shares	Percent
	Beneficially	of
Name	Owned	Stock
Albert Ominsky	(A)%
Robert A. Richards (4)	(A)%
Gregory T. Reardon	(A)%
Linda Tabas Stempel (5) (6)	(A)%
Murray Stempel, III (6)	(A)%
Evelyn R. Tabas (6) (7)	(A)%
Robert R. Tabas	(A)%
Edward B. Tepper	(A)%
Howard Wurzak (6)	(A)%

All directors and executive officers as a group (20 persons) and the Tabas Family Trusts	(A)%
(B)%

(1)	Mr. Bradley was appointed to the board of directors on December 17, 2008.

(2)	Mr. Kuehl became Chief Financial Officer on June 16, 2008.

(3)	Mr. McSwiggan shares with Ms. Tabas and Nicholas Randazzo voting and dispositive control over ___ shares of Class A common stock and ___ shares of Class B common stock held in various Tabas family trusts. These shares are not included in the ownership reported in this table for Mr. McSwiggan. (See footnote (2) on page ___).

(4)	Mr. Richards was appointed to the board of directors on May 21, 2008.

(5)	Ms. Stempel shares with Robert R. Tabas and Nicholas Randazzo voting and dispositive control over ___ shares of Class A common stock and ___ shares of Class B common stock held in the Daniel M. Tabas Trust. These shares are not included in the share ownership reported in this table for Ms. Stempel or for Mr. Tabas. (See footnote (1) on page ___).

(6)	Evelyn R. Tabas, Robert R. Tabas, Murray Stempel, Linda Tabas Stempel, Howard Wurzak and members of their immediate families and their affiliates, in the aggregate, own ___ shares of Class A common stock (___% of Class A) and ___ shares of Class B common stock (___% of Class B) or ___% of Class A assuming full conversion of Class B common stock at a current conversion of 1.15 shares of Class A common stock for each share of Class B common stock.

(7)	See footnotes (2) and (5) on page ___.
          The information in the preceding table was furnished by the beneficial owners or their representatives and includes direct and indirect ownership.

          For purposes of determining beneficial ownership of Class A common stock, we have assumed full conversion of Class B common stock to Class A common stock at the current conversion factor of 1.15 shares of Class A common stock for each share of Class B common stock. In calculating the tabulated percent of class for each officer and director who has exercisable stock options, the additional shares of Class A common stock to which the officer and director would be entitled upon the exercise of his options were added to the shares of Class A common stock currently held by the officer and director and to the total number of shares of Class A common stock outstanding assuming the officer and directors exercised all outstanding exercisable options.
          The percent of stock assumes all outstanding exercisable options and options exercisable within 60 days of December 31, 2008, issued to directors and officers, have been exercised and therefore, on a pro forma basis,                      shares of Class A common stock would be outstanding at December 31, 2008.

PROPOSAL NO. 3
ADJOURNMENT, POSTPONEMENT OR CONTINUATION OF THE SPECIAL MEETING
     If at the Special Meeting the number of shares of our Class A and Class B common stock present or represented and voting in favor of the proposed amendment to the articles of incorporation is insufficient to approve Proposals No. 1 or No. 2, our management may move to adjourn, postpone or continue the Special Meeting in order to enable its Board of Directors to continue to solicit additional proxies in favor of the proposal to amend the articles of incorporation. In that event, you will be asked to vote only upon the adjournment, postponement or continuation proposal and not Proposals No. 1 or No. 2.
     In this proposal, we are asking you to authorize the holder of any proxy solicited by our Board of Directors to vote in favor of adjourning, postponing or continuing the Special Meeting and any later adjournments. If our shareholders approve the adjournment, postponement or continuation proposal, we could adjourn, postpone or continue the Special Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of the proposals to amend the articles of incorporation, including the solicitation of proxies from the shareholders that have previously voted against such proposals to amend our articles of incorporation. Among other things, approval of the adjournment, postponement or continuation proposal could mean that, even if proxies representing a sufficient number of votes against the proposals to amend the articles of incorporation have been received, we could adjourn, postpone or continue the Special Meeting without a vote on the proposals to amend the Articles of Incorporation and seek to convince the holders of those shares of Class A or Class B common stock to change their votes to votes in favor of the approval of the amendments to the Articles of Incorporation.
     The adjournment, postponement or continuation proposal requires that holders of more of our shares vote in favor of the adjournment, postponement or continuation proposal than vote against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal. No proxy that is specifically marked AGAINST the proposals to amend the articles of incorporation will be voted in favor of the adjournment, postponement or continuation proposal, unless it is specifically marked FOR the discretionary authority to adjourn, postpone or continue the Special Meeting to a later date.
     The Board of Directors believes that if the number of shares of our Class A and Class B common stock present or represented at the Special Meeting and voting in favor of the proposals to amend the Articles of Incorporation is insufficient to approve the amendments, it is in the best interests of the shareholders to enable the Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the amendments.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE
PROPOSAL TO ADJOURN, POSTPONE OR CONTINUE THE SPECIAL MEETING.
OTHER BUSINESS
FORWARD LOOKING STATEMENTS
     Statements contained in this Proxy Statement that are not purely historical are forward-looking statements, which are made in good faith by Royal pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use words such as “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors, including those detailed below in this Proxy Statement, could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. The risks and uncertainties that may affect the operations, performance development and results of our business include the following: general economic conditions, including their impact on capital expenditures; interest rate fluctuations; business conditions in the banking industry; the regulatory environment; rapidly changing technology and evolving banking industry standards; competitive factors, including increased competition with community, regional and national financial institutions; new service and product offerings by competitors and price pressures and similar items. The forward-looking statements are made as of the date of this Proxy Statement, even if subsequently made available by us on our website or otherwise, and we undertake no obligation to update or revise the forward-looking statements, whether oral or written, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.
     We caution you not to place undue reliance on any forward-looking statements made by us, or on our behalf in this Proxy Statement or in any of our filings with the Securities and Exchange Commission (“SEC”) or otherwise. Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements is included in our current and subsequent filings with the SEC. See “Where You Can Find More Information” below.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. In addition, such reports, proxy statements and other information are available from the Edgar filings that can be obtained through the SEC’s internet website (http://www.sec.gov).
INFORMATION INCORPORATED BY REFERENCE
     In our filings with the SEC, we sometimes incorporate information by reference. This means that we are referring you to information that we have filed separately with the SEC. The information incorporated by reference should be considered part of this Proxy Statement, except for any information superseded by information contained directly in this Proxy Statement. The following information is incorporated by reference in, and is being delivered to you with, this Proxy Statement:
•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008 (without exhibits);

•	the following portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007:
° Report of Beard Miller Company LLP, our independent registered public accounting firm;

° Consolidated balance sheets at December 31, 2007 and 2006;

° Consolidated statements of income for the years ended December 31, 2007, 2006 and 2005;

° Consolidated statements of changes in stockholders’ equity for the years ended December 31, 2007, 2006 and 2005;

° Consolidated statements of cash flows for the years ended December 31, 2007, 2006 and 2005;

° Notes to consolidated financial statements; and

° Management’s discussion and analysis of financial condition and results of operations.
     We have supplied you with all information contained in or incorporated by reference in this document relating to Royal Bancshares of Pennsylvania, Inc. Although we are sending you the information incorporated by reference into this Proxy Statement, you can also obtain any of this information the SEC at the locations described above, or through us at the address below. We will provide to you, without charge, by first class mail or other equally prompt means within one business day of any written or oral request by you, a copy of any report or other information we have incorporated by reference in this document. You should direct your request by writing to Investor Relations, Royal Bancshares of Pennsylvania, Inc., 732 Montgomery Avenue, Narberth, Pennsylvania 19072 or by calling Investor Relations at (610) 668-4700. Our Form 10-K, our Quarterly Reports on Form 10-Q and

our Current Reports on Form 8-K are also available on our home page on the Internet (http://www.royalbankpa.com). Click on “Investor Relations,” “Regulatory Filings,” and “Recent Filings.” In addition, representatives of Beard Miller Company LLP, our independent registered public accounting firm, are expected to be present at the Special Meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.
     Management of Royal knows of no other business which will be presented for consideration at the Special Meeting, but should any other matters be brought before the Special Meeting it is intended that the persons named in the accompanying proxy will vote at their discretion.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ George J. McDonough

George J. McDonough, Secretary
January __, 2009

APPENDIX A
PROPOSED AMENDMENTS TO ARTICLES OF INCORPORATION
OF ROYAL BANCSHARES OF PENNSYLVANIA, INC.
     The proposed amendment to Article 4 of the articles of incorporation of Royal have been marked by striking through the text to be deleted and underlining the text to be added:
          4. The aggregate number of shares authorized is: 23,500,000 ~~21,000,000~~(other provisions, if any, attach 8 1/2 x 11 sheet). See attachment.
     The proposed amendment to Paragraph 4 of the additional articles of incorporation of Royal have been marked by striking through the text to be deleted and underlining the text to be added:
          4. The corporation shall have authority to issue (i) twenty-three million (23,000,000) ~~twenty one million (21,000,000)~~ shares of Common Stock consisting of (a) twenty million (20,000,000) ~~eighteen million (18,000,000)~~ shares of Class A Common Stock, par value $2.00 per share, and (b) three million (3,000,000) shares of Class B Common Stock, par value $0.10 per share and (ii) five hundred thousand (500,000) shares of preferred stock, having such par value as the Board of Directors shall fix and determine (the “Preferred Stock”). The Preferred Stock may be issued from time to time as a class without series or, if so determined by the Board of Directors of the corporation, either in whole or in part, in one or more series. There is hereby expressly granted to and vested in the Board of Directors of the corporation authority to fix and determine (except as fixed and determined herein), by resolution, the par value, voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including specifically, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of Preferred Stock (or the entire class of Preferred Stock if none of such shares have been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof. Prior to the issuance of any shares of Preferred Stock, a statement setting forth a copy of each such resolution or resolutions and the number of shares of Preferred Stock of each such class or series shall be executed and filed in accordance with the Pennsylvania Business Corporation Law. Unless otherwise provided in any such resolution or resolutions, the number of shares of capital stock of any such class or series so set forth in such resolution or resolutions may thereafter be increased or decreased (but not below the number of shares then outstanding), by a statement likewise executed and filed setting forth a statement that a specified increase or decrease therein had been authorized and directed by a resolution or resolutions likewise adopted by the Board of Directors of the corporation. In case the number of such shares shall be decreased, the number of shares so specified in the statement shall resume the status they had prior to the adoption of the first resolution or resolutions. Such Class B Common Stock shall have the following special voting rights, preferences, limitations and other special rights:
          (A) The holders of the Class B Common Stock are entitled to receive cash dividends to the same extent, if any, as may be declared for holders of Class A Common Stock when, as and if declared by the Board of Directors, out of funds legally available therefor;
          (B) Each holder of Class B Common Stock is entitled to ten (10) votes for each share of stock held by him, while each holder of Class A Common Stock is entitled to one (1) vote for each share of stock held by him, on all matters presented to the shareholders. All other voting rights of the Class B Common Stock (other than the number of votes per share) shall be identical in all respects to those of the Class A Common Stock. In each election of directors, each holder of Class A Common Stock or Class B Common Stock has the right, in person or by proxy, to multiply the number of votes to which he may be entitled by the total number of directors to be elected in the same election, and he may cast the whole number of such votes for one candidate or he may distribute them among any two or more candidates;
          (C) In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, holders of Class B Common Stock are entitled to share ratably in all remaining assets of the corporation together with the holders of the Class A Common Stock; this provision however shall not be deemed to require the distribution of assets among the holders of the Common Stock in the event of a consolidation, merger, lease or sale which does not result in the liquidation or winding up of the enterprise;
          (D) The holders of shares of Class B Common Stock may transfer (either by gift, sale, exchange or otherwise) such shares only to their immediate family members. For purposes of this provision, the term “immediate family members” shall mean grandfather, grandmother, father, mother, spouse, son, daughter, grandson, granddaughter, sister and brother. The recipient of any such transfer of shares of Class B Common Stock shall likewise be subject to the restrictions on transfer contained in this paragraph (D); and
          (E) The holders of shares of Class B Common Stock shall have the right, at their option, to convert such shares into Class A Common Stock at any time or from time to time on the following terms and conditions:
               (I) The shares of Class B Common Stock shall be convertible at the office of the transfer agent for the Class B Common Stock, or at the principal office of the corporation, into fully paid and non-assessable shares of Class A Common Stock at the conversion rate in effect at the time of conversion. The rate at which shares of Class A Common Stock shall be issued upon any such conversion (herein called the “conversion rate”) shall be 1.15 shares of Class A Common Stock for each share of Class B Common Stock; provided, however, that if the application of the conversion rate to the aggregate number of shares of Class B Common Stock surrendered by a single holder of record in a single transaction would result in a fraction, then the next lower whole number of shares of Class A Common Stock shall be issuable upon such conversion. Such conversion rate shall be subject to adjustment from time to time in certain instances as hereinafter provided. The corporation shall make no payment or adjustment on account of any dividends accrued on the shares of the Class B Common Stock surrendered for conversion or on account of any dividends accrued on the Class A Common Stock issuable upon such conversion, or on account of the rounding down to the next lower full share of the number of shares issuable upon such conversion.
               (II) In order to convert shares of Class B Common Stock into Class A Common Stock, the record holder of such shares shall surrender the certificate or certificates therefor, duly endorsed or accompanied by duly executed stock powers, at the office of said transfer agent or at the principal office of the corporation, and shall give written notice to the corporation at the office to which such surrender is made that such holder elects to convert the same or a specified part thereof and shall state in such notice the name or names in which such holder wishes the certificate or certificates for the Class A Common Stock issuable upon such conversion to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at said office to such holder, or to such holder’s transferees or nominees, certificates for the number of full shares of Class A Common Stock to which such holder is entitled as aforesaid and, in the case of a partial conversion of the shares of Class B Common Stock for which certificates have been surrendered, a new certificate registered in the name of such holder, transferees or nominees for such unconverted shares of Class B Common Stock. Shares of Class B Common Stock shall be deemed to have been converted as of the close of business on the date when the surrender of the certificates therefor and the giving of notice as required above has been completed, and the person or persons entitled to receive the Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock at and after such time.
               (III) If and whenever the corporation shall distribute any shares of Class A Common Stock or Convertible Assets as a dividend, then upon each such distribution the conversion rate in effect immediately prior to such distribution shall be adjusted by multiplying such conversion rate by a fraction the numerator of which is the number of shares of Class A Common Stock outstanding after distributing such newly issued shares or issuable upon the conversion of all such Convertible Assets and the denominator of which is the number of shares of Class A Common Stock outstanding and issuable upon the conversion of all Convertible Assets immediately before such distribution. The product of such multiplication shall be the conversion rate applicable to the Class B Common Stock immediately after such distribution. The term “Convertible Assets” shall mean any stock, security, option, right, obligation or other property of whatsoever nature, including but not limited to the Class B Common Stock, which by its terms entitles its holder to acquire shares of Class A Common Stock, but shall not include any stock options then issued or which may be issued to directors, officers or employees of the corporation. Notwithstanding the foregoing, if the corporation distributes a stock dividend on both the Class A Common Stock and the Class B Common Stock at the same rate (e.g., one-tenth (1/10th) of one share of Class A Common Stock for each share of Class A Common Stock issued and outstanding and one-tenth (1/10th) of one share of Class B Common Stock for each share of Class B Common Stock issued and outstanding) or the corporation distributes Convertible Assets as a dividend upon both the Class A Common Stock and the Class B Common Stock at the same rate, then this subparagraph (III) shall not apply.
               (IV) In the case of any capital reorganization or reclassification of the capital stock of the corporation by stock split, reverse split, a combination or otherwise, or in the case of the consolidation or merger of the corporation with or into another corporation (or the conveyance of all or substantially all of the assets of the corporation to another corporation), the shares of Class B Common Stock (or of the stock or other securities, if any, into which shares of Class B Common Stock shall have been converted or for which they shall have been exchanged in such reorganization, reclassification, consolidation, merger or conveyance) shall thereafter be convertible into the number of shares or other securities or property to which a holder of the number of shares of Class A Common Stock of the corporation issuable upon conversion of such shares of Class B Common Stock on the effective date of such reorganization, reclassification, consolidation, merger or conveyance would have been entitled therein; and, in any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Class B Common Stock to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the conversion rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter issuable upon the conversion of shares of Class B Common Stock.
               (V) No adjustment in the conversion rate shall be required unless such adjustment would require an increase or decrease in such rate of at least one-twentieth (1/20th) of a share; provided, however, that any adjustments which by reason of this subparagraph (V) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.
               (VI) Whenever the conversion rate is adjusted as herein provided, the treasurer of the corporation shall compute the adjusted conversion rate in accordance with this Article 4(E) and shall prepare a certificate setting forth such adjusted conversion rate and showing in reasonable detail the facts upon which such adjustment was based, and such certificate shall forthwith be filed with the transfer agent, if any, for the Class B Common Stock. Notice of such adjustment shall be mailed by the corporation to each holder of record of shares of Class B Common Stock as promptly as practicable.
               (VII) In case:
                    (a) The corporation shall declare a dividend (or any other distribution) payable upon its capital stock otherwise than in cash or in its capital stock;
                    (b) The corporation shall authorize the granting to any person of rights to subscribe for or purchase any shares of stock of any class, except stock options which may be issued to directors, officers or employees of the corporation;
                    (c) Of any capital reorganization of the corporation, reclassification of the capital stock of the corporation, consolidation or merger of the corporation with or into another corporation, or conveyance of all or substantially all of the assets of the corporation to another corporation; or
                    (d) Of the voluntary or involuntary dissolution, liquidation or winding up of the corporation;
          then, and in each such case, the corporation shall cause to be mailed to the transfer agent, if any, for the Class B Common Stock and to the holders of record of the outstanding shares of Class B Common Stock, at least twenty (20) days prior to the appropriate date referred to in this subparagraph (VII), a notice stating (i) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights, or, if a record is not to be taken, the date as of which the holders of Class A Common Stock of record to be entitled to such dividend, distribution or rights shall be determined, or, (ii) the date on which such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up shall take place, and the date, if any is to be fixed, as which holders of Class A Common Stock of record shall be entitled to exchange their shares of Class A

Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.
               (VIII) The corporation shall at all times reserve and keep available, out of its authorized but unissued Class A Common Stock or out of Class A Common Stock held in its treasury solely for the purpose of effecting the conversion of shares of Class B Common Stock, the full number of shares of Class A Common Stock issuable upon the conversion of all shares of Class B Common Stock from time to time outstanding.
               (IX) The corporation shall pay any and all issue taxes that may be payable in respect of any issue or delivery of shares of Class A Common Stock on conversion of shares of Class B Common Stock pursuant hereto. The corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Class A Common Stock in a name other than that in which the shares of Class B Common Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the corporation the amount of any such tax, or has established to the satisfaction of the corporation that such tax has been paid.
          7. No holder of shares of any class or any series of any class of capital stock of the corporation shall have any preemptive right to subscribe for, purchase or receive any shares of the corporation, whether now or hereafter authorized, or any obligations or other securities convertible into or carrying options to purchase any such shares of the corporation, or any options to purchase any such shares of the corporation, or any options or rights to purchase any such other securities, which are issued or sold by the corporation for cash or any other form of consideration, and any such shares, options, securities or rights may be issued or disposed of by the Board of Directors to such persons and on such terms as the Board of Directors, in its discretion, shall deem advisable.
          8. No merger, consolidation, liquidation or dissolution of this corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of this corporation shall be valid unless first approved by two-thirds (2/3) of the total votes entitled to be cast by the holders of all the outstanding shares of common stock of this corporation. This Article 8 may not be amended unless first approved by two-thirds (2/3) of the total votes entitled to be cast by the holders of all the outstanding shares of Common Stock of this corporation.
          9. (A) The Board of Directors may, if it deems advisable, oppose a tender or other offer for the corporation’s securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any relevant, germane or pertinent issue; by way of illustration, but not to be considered as any limitation on the power of the Board of Directors to oppose a tender or other offer for this corporation’s securities, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:
               (I) whether the offer price is acceptable based on the historical and present operating results or financial condition of this corporation;
               (II) whether a more favorable price could be obtained for this corporation’s securities in the future;
               (III) the social and economic effects of the offer or transaction on this corporation and any of its subsidiaries, employees, depositors, borrowers and other customers, vendors, creditors, shareholders and other elements of the communities in which this corporation and any of its subsidiaries operate or are located;
               (IV) the reputation and business practices of the offeror and its management and affiliates as they would affect the shareholders, employees, depositors, borrowers, vendors and customers of the corporation and its subsidiaries and the future value of the corporation’s stock;
               (V) the value of the securities (if any) which the offeror is offering in exchange for the corporation’s securities, based on any analysis of the worth of the corporation or other entity whose securities are being offered;

               (VI) the business and financial condition and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible effect of such conditions upon this corporation and any of its subsidiaries and the other elements of the communities in which this corporation and any of its subsidiaries operate or are located; and
               (VII) any antitrust or other legal and regulatory issue that are raised by the offer.
          (B) If the Board of Directors determines that such an offer should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the offeror corporation’s securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.
     10. The following provisions of Chapter 25 of the Pennsylvania Associations Code shall not be applicable to this corporation:
          (A) Section 2538 (relating to approval of transactions with interested shareholders);
          (B) Subchapter 25E (relating to control transactions);
          (C) Subchapter 25F (relating to business combinations);

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
I/We hereby constitute and appoint James J. McSwiggan, Jr. and George J. McDonough, any one or more of whom may act, as Proxies, each with full power of substitution, and hereby authorizes any one or more of them to represent and vote, as designate on the reverse side, all of the shares of Class A Common Stock and all of the Shares of Class B Common Stock of Royal Bancshares of Pennsylvania, Inc. (“Royal”) held of record by me/us on January ___, 2009 at the Special Meeting of Shareholders to be held on January ___, 2009, or any adjournment thereof.
     This proxy when properly executed will be voted in the manner directed on the reverse side. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE AMENDMENT OF ROYAL’S ARTICLES OF INCORPORATION TO AUTHORIZE 500,000 SHARES OF PREFERRED STOCK, FOR THE AMENDMENT OF ROYAL’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK FROM 18 MILLION TO 20 MILLION AND FOR GRANTING MANAGEMENT THE AUTHORITY TO ADJOURN, POSTPONE OR CONTINUE THE SPECIAL MEETING EXCEPT THAT NO PROXY THAT IS SPECIFICALLY MARKED AGAINST THE PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION WILL BE VOTED IN FAVOR OF THE ADJOURNMENT, POSTPONEMENT OR CONTINUATION PROPOSAL, UNLESS IT IS SPECIFICALLY MARKED FOR THE DISCRETIONARY AUTHORITY TO ADJOURN, POSTPONE OR CONTINUE THE SPECIAL MEETING TO A LATER DATE. This proxy will be voted, in the discretion of the proxyholder, upon such other business as may properly come before the Special Meeting of Shareholders or any adjournment thereof.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
Please vote and sign on the other side

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” THE FOLLOWING MATTERS AND PROPOSALS
MATTER NO. 1:
AMENDMENT OF ROYAL’S ARTICLES OF INCORPORATION TO AUTHORIZE 500,000 SHARES OF PREFERRED STOCK

FOR	AGAINST	ABSTAIN
☐	☐	☐
MATTER NO. 2:
AMENDMENT OF ROYAL’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK FROM 18 MILLION TO 20 MILLION

FOR	AGAINST	ABSTAIN
☐	☐	☐
MATTER NO. 3:
GRANT MANAGEMENT THE AUTHORITY TO ADJOURN, POSTPONE OR CONTINUE THE SPECIAL MEETING

FOR	AGAINST	ABSTAIN
☐	☐	☐
The undersigned hereby acknowledges receipt of the Proxy Statement for the January   , 2009 Special Meeting, and hereby revokes any proxy or proxies heretofore given to vote shares at said meeting or any adjournment thereof.

Dated , 2008	Signature
(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ADDRESSED ENVELOPE)

Signature if held jointly. Please sign exactly as your name appears on this proxy card.
☐    Please check this box if you plan to attend the Special Meeting.